UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2013

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1612879
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

100 North Point Center East, Suite 600
Alpharetta, Georgia 30022
1-800-514-0186
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On November 18, 2013, Schweitzer-Mauduit International, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DelStar, Inc., a Delaware corporation (“DelStar”), SWM Acquisition Corp. I, a Delaware corporation and direct wholly-owned subsidiary of the Company, SWM Acquisition Corp. II, a Delaware corporation and indirect wholly-owned subsidiary of the Company (“SWM II”), certain security holders of DelStar listed on the signature pages of the Merger Agreement (“Sellers”), and American Capital, Ltd., a Delaware corporation (“ACAS”).

Pursuant to the Merger Agreement, SWM II will merge (the “Merger”) with and into DelStar, with DelStar surviving the Merger as an indirect wholly-owned subsidiary of the Company. The purchase price to acquire DelStar and its subsidiaries is $231.5 million in cash, subject to certain customary post-closing adjustments, in each case upon the terms and subject to the conditions contained in the Merger Agreement. The Merger is expected to close in the fourth quarter of 2013, subject to the satisfaction or waiver of certain customary closing conditions.

The Merger Agreement contains customary representations, warranties and covenants. Five percent of the purchase price will be placed in an escrow fund to secure the indemnification obligations of the security holders of DelStar (the “Equity Holders”) for a period of 15 months following the closing of the Merger. The Equity Holder’s indemnification obligations for breaches of DelStar’s representations and warranties will be subject to an aggregate cap equal to eight percent of the purchase price, a per-claim threshold of $35,000 and an aggregate deductible of one percent of the purchase price, subject to certain exclusions. Representations and warranties of DelStar will generally survive for 15 months after closing, subject to a longer survival period for certain specified representations.

The Merger Agreement may be terminated (a) by the mutual consent of the Company and DelStar, or (b) by either the Company or DelStar, (i) if the other party materially breaches the Agreement (subject to a 15 business day cure period) (provided that the terminating party is not then in material breach of the Agreement), (ii) if the closing of the Merger has not occurred prior to December 31, 2013 (provided that the terminating party is not in breach in any material respect of its obligations under the Agreement), or (iii) in the event of the issuance of a final, nonappealable order of a governmental body restraining or prohibiting the Merger. There is no fee associated with the termination of the Merger Agreement.

Each Seller has agreed to employee non-solicitation and non-disparagement covenants (subject to certain agreed upon exceptions) for a period of two years after the closing date. Certain Sellers (other than ACAS and its affiliated entities) have agreed to certain non-competition and additional non-solicitation covenants (subject to certain agreed upon exceptions) for a period of two years after the closing date.

The Company intends to finance the purchase price for the Merger through an amendment and expansion of the Company’s existing credit facility and cash on hand; there is no financing condition to the closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

By:/s/ Jeffrey A. Cook
Jeffrey A. Cook
Executive Vice President,
Chief Financial Officer & Treasurer

Dated: November 22, 2013